UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2017

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 14, 2017, Terex announced that Andra Rush has been appointed to the Board of Directors (the “Board”) of Terex. Her appointment is effective August 14, 2017. Ms. Rush is President and CEO of Dakkota Integrated Systems and Detroit Manufacturing Systems, as well as Chairwoman and CEO of Rush Trucking. The Rush Group family of companies are almost two billion dollars in revenues in interior components manufacturing, integrated interior and exterior systems assembly, as well as supply chain management, logistics and freight distribution. Rush owned enterprises together represent one of the largest Native American minority-owned businesses in the United States. Ms. Rush is also currently a member of the Ford Motor Company Supplier Council, and previously served on the supplier advisory boards for General Motors and Chrysler. Ms. Rush will receive the standard compensation provided to all Terex non-employee directors as described under the heading “Director Compensation” in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 31, 2017. Terex non-employee directors generally serve on at least one committee of the Board, and it is currently expected that Ms. Rush will also serve on committees of the Board.

A copy of the Company’s press release, dated August 14, 2017, announcing the appointment of Ms. Rush to the Board is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Terex Corporation issued on August 14, 2017, announcing appointment of Andra Rush to the Terex Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2017

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel